AGREEMENT OF CONVEYANCE, TRANSFER AND ASSIGNMENT AGREEMENT

This Agreement of Conveyance, Transfer and Assignment Agreement (“Agreement”) is made as of August 30, 2011, by and between Aurum National Holdings Ltd., a Wyoming corporation, with an address of 1501-1228 Marinaside Crescent, Vancouver, BC Canada V6Z 2W4 (“Assignor”), and Standard Gold Corp. a Nevada corporation (“Assignee”).

WHEREAS, Assignor is a party to that certain Option to Purchase and Royalty Agreement, dated as of August 13, 2009, as amended by that certain Amendment to Option to Purchase and Royalty Agreement, dated as of June 30, 2011, (the “Option Agreement”) pursuant to which Assignor received an option (the “Option”) to purchase a 100% right, title and interest in and to certain mineral claims described therein (the “Property”) from Southwest Exploration, Inc. (“Southwest”)

WHEREAS, Assignor desires to convey, transfer and assign to Assignee, and Assignee desires to acquire from Assignor, all rights held by Assignor under the Option Agreement, a copy of which is attached hereto as Exhibit  A, including the Option to purchase the Property, and in connection therewith, Assignee has agreed to assume all obligations of the Assignor solely as they relate to the Option Agreement, including the payments of any remaining cash payments to Southwest pursuant to Section 3.2 (a) of the Option Agreement and any obligations to pay royalty payments pursuant to Section 3.2 (d) therein, on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.                      Assignment and Sale.

1.1.           Assignment of Option Agreement.  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignor, Assignor does hereby assign, grant, bargain, sell, convey, transfer and deliver to Assignee, and its successors and assigns, all of Assignor’s right, title and interest in, to and under the Option Agreement.

1.2           Quitclaim Deed.  Upon full satisfaction of the terms and  conditions of the Option Agreement and exercise of the Option by Assignee, Assignor shall cause the original signature Quitclaim Deed and Reservation of Royalty Interest (a copy of which is attached to the Option Agreement) (the “Southwest Quitclaim Deed”) held by Southwest for the benefit of Assignor to be recorded in favor of Assignor by Southwest, and immediately thereafter, Assignor shall cause a Quitclaim Deed (the “Assignor Quitclaim Deed”) to be recorded in favor of Assignee by Assignor to effect the transfer of the Property to Assignee.

1.3           Closing.  The assignment of the Option Agreement shall take place at a closing (the “Closing”), to be held at such date, time and place at the law office of Sichenzia Ross Friedman & Ference, LLP as shall be determined by the Assignee on notice to the Assignor.

At the Closing:
a)	Assignor shall deliver any consents, waivers, authorizations or evidence of any filings or registrations necessary to effectuate the transactions contemplated hereunder;
b)
Assignor shall deliver to Assignee (i) evidence of all payments made to date pursuant to Section 3.2 of the Option Agreement (collectively with the deliverables in Section 1.3 (a), the “Assignor Closing Deliverables”); and

c)	The Assignee shall pay to the Assignor at the Closing an aggregate of 4,000,000 (post-reverse split) shares of Assignee’s common stock (the “Purchase Price”).

1.4           Further Assurances.  Assignor shall from time to time after the date hereof at the request of Assignee and without further consideration execute and deliver to Assignee such additional instruments of transfer and assignment, including without limitation any bills of sale, assignments of leases, deeds, and other recordable instruments of assignment, transfer and conveyance, in addition to this Agreement, as Assignee shall reasonably request to evidence more fully the assignment by Assignor to Assignee of the Assets.

Section 2.  Assumption.

2.1 Cash Payment.  Assignee hereby assumes all obligations to make cash payments to Southwest, pursuant to Section 3.2(a) of the Option, less $500.000.00, which was paid by Assignor to Southwest on June 30, 2011.

2.2 Retainer Payments.  The Assignor and the Assignee hereby acknowledge and agree that all retainer payments have been made to Southwest pursuant to Section 3.2(c) of the Option Agreement.

2.3 Assumed Royalty Payments.  Upon the deliverance of evidence of recording of the Southwest Quitclaim Deed and the Assignor Quitclaim Deed, Assignee shall assume any and all obligations of Assignor relating to the 2% Net Smelter Royalty as set forth in the Southwest Quitclaim Deed or that may otherwise arise or become due under the terms of the Option Agreement.

Section 3.    Representations and Warranties of the Assignor.

Assignor hereby makes the following representations and warranties to the Assignee which shall survive the Closing and sale of the Shares:

a)	The Option is owned by Assignor free and clear of any and all liens, claims, encumbrances, preemptive rights, right or first refusal and adverse interests of any kind.
b)	Assignor has/have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Assignor’s obligations hereunder.
c)
Except as set forth in Section 1.3 or 1.4 herein, no consent, approval or agreement of any individual or entity is required to be obtained by the Assignor in connection with the execution and performance by the Assignor of this

Agreement or the execution and performance by the Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement.
d)
There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Assignor’s knowledge, threatened against the Assignor or any of Assignor’s’ properties.

e)	There is no judgment, decree or order against the Assignor that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.
f)
There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Assignor’s knowledge, threatened against the Assignor or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation.

g)	No bankruptcy, receivership or debtor relief proceedings are pending or, to the Assignor’s knowledge, threatened against the Assignor.
h)
The Assignor has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign Laws, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business.  References in this Agreement to “Laws” shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

i)
The Assignor is aware of the Assignee’s business affairs and financial condition and has reached an informed and knowledgeable decision to assign the Option and all other rights under the Option Agreement.

j)
There are no liabilities, commitments, contracts, agreements, obligations or other claims against Assignor, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise associated with the Option or the Option Agreement.

k)
All representations, covenants and warranties of the Assignor contained in this Agreement shall be true and correct on and as of the Closing with the same effect as though the same had been made on and as of such date.

l)	Assignor agrees to indemnify and hold harmless Assignee for and against any breach of the representations or warranties contained in this Agreement.

Section 4.   Miscellaneous.

4.1           Entire Agreement.  This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement.  No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver.  No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the Agreement with respect to its subject matter.  Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

4.2           Severability.  If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

4.3           Notices.  All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Agreement  Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery.

4.4           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law.  Each of the parties hereby  irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the County of New York in the State of New York, by execution and delivery of this Agreement, (i) irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iii) consents to any service of process made by any method of service permitted by law.

4.5           Waiver of Jury Trial.  Each of the parties hereto hereby expressly waives any right to a trial by jury in the event of any suit, action or proceeding to enforce this Agreement or any other action or proceeding which may arise out of or in any way be connected with this Agreement or any of the other documents or agreements executed in connection herewith.

4.6           Parties to Pay Own Expenses.  Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

4.7           Successors.  This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

4.8           Further Assurances.  Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

4.9           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.10         No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

4.11         Headings.  The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

4.12         Legal Representation.  Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement.  Each party recognizes and acknowledges that counsel to the Assignee has represented other shareholders of the Assignee and may, in the future, represent others in connection with various legal matters and each party waives any conflicts of interest and other allegations that it has not been represented by its own counsel.

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[SIGNATURE PAGE TO AGREEMENT OF CONVEYANCE]

IN WITNESS WHEREOF, this Transfer and Assumption Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

ASSIGNOR: AURUM NATIONAL HOLDLINGS LTD.

By:
Name:
Title:

ASSIGNEE: STANDARD GOLD CORP.

By:
Name:
Title:

AGREED, ACCEPTED AND ACKNOWLEDGED:

SOUTHWEST EXPLORATION, INC.

By:
Name:
Title